Trimble Reports Third Quarter 2008 Non-GAAP Earnings Per Share of $0.40
• GAAP Earnings Per Share of $0.31
• Revenue $328.1Million

SUNNYVALE, Calif., Oct. 23, 2008 - Trimble (NASDAQ: TRMB) today announced revenue of $328.1 million for its third quarter ended Sept. 26, 2008. Revenue was up approximately 11 percent from revenue of $296.0 million in the third quarter of 2007.

Operating income for the third quarter of 2008 was $54.1 million, up 24 percent from operating income of $43.8 million in the third quarter of 2007. Operating margins in the third quarter of 2008 were 16.5 percent, compared to operating margins of 14.8 percent in the third quarter of 2007. Amortization of intangibles increased from $10.2 million in the third quarter of 2007 to $11.1million in the third quarter of 2008. The impact of stock-based compensation expense was flat year-over-year at $3.8 million. There was a $451 thousand restructuring expense and a $418 thousand amortization of inventory step-up charge in the third quarter of 2008 compared to no restructuring expense or amortization of inventory step-up charge in the third quarter of 2007. Excluding these impacts, non-GAAP operating income of $69.9 million was up 21 percent compared to the third quarter of 2007. Non-GAAP operating margins were 21.3 percent in the third quarter of 2008, up from 19.5 percent in the third quarter of 2007.

Net income for the third quarter of 2008 was $39.1 million, up 43 percent compared to net income of $27.4 million in the third quarter of 2007. Diluted earnings per share for the third quarter of 2008 were $0.31, up 41 percent from diluted earnings per share of $0.22 in the third quarter of 2007.

The tax rate for the third quarter of 2008 was 30 percent, compared to 39 percent in the third quarter of 2007. The lower tax rate is due to the previously announced implementation of a global supply chain structure.

Adjusting for the amortization of intangibles and the impact of stock-based compensation, restructuring expenses and amortization of inventory step-up, non-GAAP net income of $50.2 million for the third quarter of 2008 was up 40 percent compared to non-GAAP net income of $35.9 million in the third quarter of 2007. Non-GAAP earnings per share for the third quarter of 2008 were $0.40, up 38 percent from non-GAAP earnings per share of $0.29 in the third quarter of 2007.

“As we discussed in early October, our customer’s buying decisions in the third quarter were impacted by a number of factors but most significantly by the uncertain credit markets,” said Steven W. Berglund, Trimble’s president and chief executive officer. “This uncertainty led to postponement of purchase decisions which negatively impacted our revenue. Our proactive steps taken earlier this year to control costs, in addition to tax-rate reductions, enabled us to deliver earnings per share growth of almost 40 percent year-over-year,” Berglund continued.

“The conditions that impacted the third quarter remain present in the fourth quarter making it difficult to forecast in the short-term. Our fourth quarter guidance is what we believe to be a sober assessment, reflecting the short-term uncertainty,” Berglund said. “Fiscal year 2009 will undoubtedly be difficult. However, we believe once the short-term credit market uncertainties are resolved, there are a number of factors that will help Trimble offset recessionary conditions. These include continued strong international sales, continued growth in agriculture, a strong pipeline for mobile solutions products, momentum from the newly formed VirtualSite joint venture with Caterpillar and new product categories.”

Trimble Results by Business Segment
Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, in-process research and development and the impact of stock-based compensation expense.

Engineering and Construction
Third quarter 2008 Engineering and Construction (E&C) revenue was $191.9 million, up approximately 5 percent when compared to revenue of $182.1 million in the third quarter of 2007. E&C growth was due to international sales, offset by slower sales in the U.S. and Europe.

Third quarter 2008 operating income in E&C was $41.6 million, or 21.7 percent of revenue, compared to $42.8 million, or 23.5 percent of revenue, in the third quarter of 2007.

Non-GAAP operating income in E&C was $42.7 million, or 22.3 percent of revenue, in the third quarter of 2008 compared to $43.7 million, or 24.0 percent of revenue, in the third quarter of 2007. The decline in operating margins was due to the impact of recent acquisitions which have not yet fully contributed to profitability, partially offset by the realization of expense reductions taken at the end of the second quarter of 2008.

Field Solutions
Third quarter 2008 Field Solutions revenue was $64.4 million, up approximately 44 percent compared to revenue of $44.8 million in the third quarter of 2007. Revenue growth was once again driven primarily by strong demand for agricultural products.

Third quarter 2008 operating income in Field Solutions was $22.1 million, or 34.3 percent of revenue compared to $11.9 million, or 26.7 percent of revenue, in the third quarter of 2007.

Non-GAAP operating income in Field Solutions was $22.3 million, or 34.6 percent of revenue, in the third quarter of 2008 compared to $12.1 million, or 27 percent of revenue, in the third quarter of 2007. Expansion in operating margin was due primarily to strong revenue growth.

Mobile Solutions
Third quarter 2008 Mobile Solutions revenue was $40.8 million, up approximately 4 percent when compared to revenue of $39.2 million in the third quarter of 2007.

Third quarter 2008 operating income in Mobile Solutions was $3.6 million, or 8.8 percent of revenue compared to $2.9 million, or 7.3 percent of revenue, in the third quarter of 2007.

Non-GAAP operating income in Mobile Solutions was $4.6 million, or 11.2 percent of revenue, in the third quarter of 2008 slightly up compared to $4.3 million, or 10.9 percent of revenue, in the third quarter of 2007.

Advanced Devices
Third quarter 2008 Advanced Devices revenue was $31.1 million, up approximately 4 percent when compared to revenue of $29.9 million in the third quarter of 2007.

Third quarter 2008 operating income in Advanced Devices was $6.8 million, or 20.3 percent of revenue compared to $4.9 million, or 16.4 percent of revenue, in the third quarter of 2007.

Non-GAAP operating income in Advanced Devices was $7.2 million, or 23.1 percent of revenue, in the third quarter of 2008 compared to $5.2 million, or 17.5 percent of revenue, in the third quarter of 2007. Improvements in operating margins were due to product mix and increased licensing revenue.

Stock Repurchase Program
As part of Trimble’s stock repurchase program, in the third quarter Trimble purchased 2.45 million shares of Trimble stock at an average purchase price of $32.43 for a total of $79.5 million. This is in addition to the purchase of approximately 968 thousand shares of Trimble stock at an average purchase price of $26.71 in the first quarter of 2008 and approximately 287 thousand shares of Trimble stock at an average purchase price of $36.25 in the second quarter of 2008.

Use of Non-GAAP Financial Information
To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at www.investor.trimble.com.

Forward Looking Guidance
In the fourth quarter of 2008, Trimble is forecasting revenue between $315 million and $323 million. Trimble expects fourth quarter 2008 GAAP earnings per share between $0.22 and $0.25 and non-GAAP earnings per share between $0.32 and $0.35. Non-GAAP guidance for the fourth quarter of 2008 excludes the amortization of intangibles expected to be $11.5 million related to previous acquisitions, and the anticipated impact of stock-based compensation expense of $3.8 million. Both GAAP and non-GAAP guidance use a 23 percent tax rate and assume 125 million shares outstanding. Management notes that current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that Trimble's results could differ materially from these expectations.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on Oct. 23, 2008 at 1:30 p.m. PT to review its third quarter 2008 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or ((706) 645-9291 (international) and the pass code is 66498751. The replay will also be available on the Web at the address above.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,800 employees in over 18 countries.

For more information visit Trimble's Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include projections for revenue, effective tax rate, stock-based compensation, amortization of purchased intangibles, and earnings per share estimates for the fourth quarter of 2008. These statements also include possible factors that may offset recessionary conditions for the Company in 2009. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, the current global credit crisis and recessionary conditions in the United States and Europe may be protracted, negatively impacting our customer's purchasing decisions worldwide including in emerging markets. In addition, the Company's results may be adversely affected if the growth rates, customer wins and profitability expectations for each of its four segments are not achieved, or if its joint ventures, including the newly formed VirtualSite joint venture, and recent acquisitions do not achieve anticipated results, or if the Company is unable to market, manufacture and ship new products. The mix of our U.S. versus international sales can impact our effective tax rate. Any failure to achieve predicted results could negatively impact the Company's revenues, operating margins and other financial results. Whether the Company achieves its guidance for the fourth quarter of 2008 will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	Sep-26,	Sep-28,	Sep-26,	Sep-28,
	2008	2007	2008	2007

Revenue	$328,087	$296,023	$1,061,150	$909,487
Cost of sales	162,464	149,083	534,052	452,248
Gross margin	165,623	146,940	527,098	457,239
Gross margin (%)	50.5%	49.6%	49.7%	50.3%

Operating expenses
Research and development	35,348	31,707	112,097	96,737
Sales and marketing	48,664	45,274	151,727	134,967
General and administrative	22,072	21,262	70,051	67,182
Restructuring	21	-	2,435	3,025
Amortization of purchased intangible assets	5,462	4,911	15,768	14,212
In-process research and development	-	-	-	2,112
Total operating expenses	111,567	103,154	352,078	318,235

Operating income	54,056	43,786	175,020	139,004

Non-operating income, net
Interest income	404	770	1,369	2,607
Interest expense	(214)	(1,616)	(1,389)	(5,476)
Foreign currency transaction gain (loss), net	117	(459)	2,338	(532)
Income from joint ventures, net	2,163	1,943	6,796	6,445
Other income (expense), net	(907)	451	(1,661)	1,173
Total non-operating income, net	1,563	1,089	7,453	4,217

Income before taxes	55,619	44,875	182,473	143,221

Income tax provision	16,552	17,501	54,740	52,138
Net income	$39,067	$27,374	$127,733	$91,083

Earnings per share :
Basic	$0.32	$0.23	$1.05	$0.77
Diluted	$0.31	$0.22	$1.02	$0.74

Shares used in calculating earnings per share :
Basic	120,603	120,591	121,171	118,553
Diluted	124,423	125,687	125,071	123,691

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	Sep-26,	Dec-28,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$70,479	$103,202
Accounts receivables, net	257,548	239,884
Other receivables	8,724	10,201
Inventories, net	162,033	143,018
Deferred income taxes	49,637	44,333
Other current assets	16,738	15,661
Total current assets	565,159	556,299

Property and equipment, net	50,819	51,444
Goodwill	716,191	675,850
Other purchased intangible assets, net	181,196	197,777
Other non-current assets	60,332	57,989

Total assets	$1,573,697	$1,539,359

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$129	$126
Accounts payable	68,446	67,589
Accrued compensation and benefits	47,994	55,133
Deferred revenue	56,559	49,416
Accrued warranty expense	12,077	10,806
Income taxes payable	17,201	14,802
Other accrued liabilities	35,808	51,980
Total current liabilities	238,214	249,852

Non-current portion of long-term debt	51,487	60,564
Non-current deferred revenue	12,921	15,872
Deferred income taxes	56,373	47,917
Other non-current liabilities	54,672	56,128

Total liabilities	413,667	430,333

Commitments and contingencies

Shareholders' equity:
Common stock	681,019	660,749
Retained earnings	421,155	388,557
Accumulated other comprehensive income	57,856	59,720
Total shareholders' equity	1,160,030	1,109,026

Total liabilities and shareholders' equity	$1,573,697	$1,539,359

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Nine Months Ended
	Sep-26,	Sep-28,
	2008	2007

Cash flow from operating activities:
Net Income	$127,733	$91,083

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	14,287	12,733
Amortization expense	32,999	28,615
Provision for doubtful accounts	597	684
Amortization of debt issuance cost	169	162
Deferred income taxes	(14,235)	(6,547)
Non-cash restructuring expense	-	1,725
Stock-based compensation	11,603	10,949
In-process research and development	-	2,112
Equity gain from joint ventures	(6,796)	(6,445)
Excess tax benefit for stock-based compensation	(5,847)	(13,283)
Provision for excess and obsolete inventories	2,672	3,513
Other non-cash items	179	144

Add decrease (increase) in assets:
Accounts receivables	(16,230)	(42,971)
Other receivables	1,598	4,619
Inventories	(16,165)	(15,512)
Other current and non-current assets	(201)	6,353

Add increase (decrease) in liabilities:
Accounts payable	(1,859)	(7,518)
Accrued compensation and benefits	(7,426)	(6,182)
Accrued liabilities	725	5,350
Deferred revenue	2,862	25,989
Income taxes payable	15,280	33,511
Net cash provided by operating activities	141,945	129,084

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(69,310)	(285,523)
Acquisition of property and equipment	(11,293)	(9,208)
Dividends received	3,148	2,888
Other	(154)	361
Net cash used in investing activities	(77,609)	(291,482)

Cash flow from financing activities:
Issuance of common stock	22,119	27,830
Excess tax benefit for stock-based compensation	5,847	13,283
Repurchase and retirement of common stock	(115,851)	-
Proceeds from long-term debt and revolving credit lines	51,000	250,000
Payments on long-term debt and revolving credit lines	(60,316)	(170,037)
Other	-	-
Net cash provided by (used in) financing activities	(97,201)	121,076

Effect of exchange rate changes on cash and cash equivalents	142	(4,227)

Net decrease in cash and cash equivalents	(32,723)	(45,549)
Cash and cash equivalents - beginning of period	103,202	129,621

Cash and cash equivalents - end of period	$70,479	$84,072

NON-GAAP RECONCILIATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
( Dollars in thousands, except per share data)
(Unaudited)

			Three Months Ended		Nine Months Ended
			Sep-26,	Sep-28,	Sep-26,	Sep-28,
			2008	2007	2008	2007

REVENUE:			$328,087	$296,023	$1,061,150	$909,487

GROSS MARGIN:
GAAP gross margin:			$165,623	$146,940	$527,098	$457,239
Restructuring	( A	)	430	-	1,360	-
Amortization of purchased intangibles	( B	)	5,681	5,263	17,097	14,289
Stock-based compensation	( D	)	453	469	1,433	1,240
Amortization of acquisition-related inventory step-up	( E	)	418	-	601	-
Non-GAAP gross margin:			$172,605	$152,672	$547,589	$472,768
Non-GAAP gross margin (% of revenue)			52.6%	51.6%	51.6%	52.0%

OPERATING EXPENSES:
GAAP operating expenses:			$111,567	$103,154	$352,078	$318,235
Restructuring	( A	)	(21)	-	(2,435)	(3,025)
Amortization of purchased intangibles	( B	)	(5,462)	(4,911)	(15,768)	(14,212)
In-process research and development	( C	)	-	-	-	(2,112)
Stock-based compensation	( D	)	(3,373)	(3,335)	(10,170)	(9,709)
Non-GAAP operating expenses:			$102,711	$94,908	$323,705	$289,177

OPERATING INCOME:
GAAP operating income:			$54,056	$43,786	$175,020	$139,004
Restructuring	( A	)	451	-	3,795	3,025
Amortization of purchased intangibles	( B	)	11,143	10,174	32,865	28,501
In-process research and development	( C	)	-	-	-	2,112
Stock-based compensation	( D	)	3,826	3,804	11,603	10,949
Amortization of acquisition-related inventory step-up	( E	)	418	-	601	-
Non-GAAP operating income:			$69,894	$57,764	$223,884	$183,591
Non-GAAP operating margin (% of revenue)			21.3%	19.5%	21.1%	20.2%

NET INCOME:
GAAP net income:			$39,067	$27,374	$127,733	$91,083
Restructuring	( A	)	451	-	3,795	3,025
Amortization of purchased intangibles	( B	)	11,143	10,174	32,865	28,501
In-process research and development	( C	)	-	-	-	2,112
Stock-based compensation	( D	)	3,826	3,804	11,603	10,949
Amortization of acquisition-related inventory step-up	( E	)	418	-	601	-
Income tax effect on non-GAAP adjustments	( F	)	(4,713)	(5,452)	(14,620)	(16,062)
Non-GAAP net income:			$50,192	$35,900	$161,977	$119,608

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:			$0.31	$0.22	$1.02	$0.74
Non-GAAP diluted net income per share:			$0.40	$0.29	$1.30	$0.97

SHARES USED TO COMPUTE DILUTED NET
INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute
net income per share:			124,423	125,687	125,071	123,691

OPERATING LEVERAGE:
Increase in non-GAAP operating income			$12,130		$40,293
Increase in revenue			$32,064		$151,663
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)			37.8%		26.6%

The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges. Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes, as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

( A )
Restructuring. The amounts recorded are for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business.

( B )
Amortization of purchased intangibles. The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business. Approximately $5,681K and $5,263K of the amortization of purchased intangibles was included in cost of sales for the three months ended September 26, 2008 and September 28, 2007, and approximately $5,462K and $4,911K was reported as a separate line within operating expenses for the three months ended September 26, 2008 and September 28, 2007, respectively. Approximately $17,097K and $14,289K of the amortization of purchased intangibles was included in cost of sales for the nine months ended September 26, 2008 and September 28, 2007, and approximately $15,768K and $14,212K was reported as a separate line within operating expenses for the nine months ended September 26, 20

( C )
In-process research and development. The amounts recorded as in-process research and development arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

( D )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operation results. For the three and nine months ended September 26, 2008 and September 28, 2007, stock-based compensation was allocated as follows:

	Three Months Ended		Nine Months Ended
	Sep-26,	Sep-28,	Sep-26,	Sep-28,
	2008	2007	2008	2007
Cost of sales	$ 453	$ 469	$ 1,433	$ 1,240
Research and development	796	868	2,629	2,619
Sales and Marketing	937	1,059	2,898	2,800
General and administrative	1,640	1,408	4,643	4,290
	$3,826	$3,804	$11,603	$10,949

( E )
Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. The increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is reflective of our ongoing operating results, and it is not used by management to assess the core profitability of our business operations.

( F )	Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS
( Dollars in thousands)
(Unaudited)

			Reporting Segments
			Engineering
			and	Field	Mobile	Advanced
			Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED SEPTEMBER 26, 2008:
Revenue			$191,858	$64,354	$40,822	$31,053

GAAP operating income before corporate allocations:			$41,560	$22,058	$3,602	$6,835
Stock-based compensation	( G	)	1,146	203	987	337
Non-GAAP operating income before corporate allocations:			$42,706	$22,261	$4,589	$7,172
Non-GAAP operating margin (% of segment external net revenues)			22.3%	34.6%	11.2%	23.1%

THREE MONTHS ENDED SEPTEMBER 28, 2007:
Revenue			$182,135	$44,763	$39,204	$29,921

GAAP operating income before corporate allocations:			$42,824	$11,931	$2,855	$4,893
Stock-based compensation	( G	)	863	177	1,401	334
Non-GAAP operating income before corporate allocations:			$43,687	$12,108	$4,256	$5,227
Non-GAAP operating margin (% of segment external net revenues)			24.0%	27.0%	10.9%	17.5%

NINE MONTHS ENDED SEPTEMBER 26, 2008:
Revenue			$599,057	$242,461	$127,118	$92,514

GAAP operating income before corporate allocations:			$123,675	$91,961	$7,997	$18,105
Stock-based compensation	( G	)	3,193	600	3,582	979
Non-GAAP operating income before corporate allocations:			$126,868	$92,561	$11,579	$19,084
Non-GAAP operating margin (% of segment external net revenues)			21.2%	38.2%	9.1%	20.6%

NINE MONTHS ENDED SEPTEMBER 28, 2007:
Revenue			$556,592	$150,998	$109,988	$91,909

GAAP operating income before corporate allocations:			$137,359	$46,957	$6,778	$13,620
Stock-based compensation	( G	)	2,541	531	3,670	1,001
Non-GAAP operating income before corporate allocations:			$139,900	$47,488	$10,448	$14,621
Non-GAAP operating margin (% of segment external net revenues)			25.1%	31.4%	9.5%	15.9%

( G )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. Stock-based compensation not allocated to the reportable segments was approximately $1,153K and $1,029K for the three months ended September 26, 2008 and September 28, 2007, respectively and $3,249K and $3,206K for the nine months ended September 26, 2008 and September 28, 2007, respectively.